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DOLLAR GENERAL REPORTS DECEMBER SAME-STORE SALES UP 7.1%

GOODLETTSVILLE, Tenn. – January 4, 2007 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the December five-week period ended December 29, 2006, equaled $1.18 billion compared with $1.05 billion last year, an increase of 12.1 percent. For the December period, same-store sales increased 7.1 percent. By merchandise department, the primary drivers of same-store sales increases in the fiscal 2006 period were holiday events, toys, food (including candy, snacks and perishables), health and beauty care, and pet supplies.

On November 29, 2006, in connection with its store revitalization plans, the Company announced that it expected to close approximately 400 stores in fiscal 2007 in addition to stores closed in the ordinary course of business.  The Company has begun the process of liquidating inventories in 148 same-stores. Excluding sales in these 148 stores, same-store sales increased 6.5 percent in the fiscal 2006 December period.

For the nine-week period ended December 29, 2006, Dollar General total retail sales increased 10.1 percent to $1.91 billion from $1.73 billion for the nine-week period ended December 30, 2005. Same-store sales for the nine-week period increased 5.2 percent.

For the 48-week period ended December 29, 2006, Dollar General total retail sales increased 8.5 percent to $8.50 billion from $7.82 billion for the 48-week period ended December 30, 2005. Same-store sales for the 48-week period increased 2.9 percent.

The 2006 sales numbers are preliminary and unaudited. In addition, please note that the five-week December 2006 period discussed in this release is based on the five-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company's fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company's reported sales for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,311 neighborhood stores as of December 29, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company’s store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be accessed at www.dollargeneral.com.

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